Exhibit 21

                          WESTERN COUNTRY CLUBS, INC.

                         SUBSIDIARIES OF THE REGISTRANT

                               DECEMBER 31, 1998


        1.      Western Country Club 1, Ltd.                      80% Owned

        2.      Entertainment Wichita, Inc.                      100% Owned

        3.      In Cahoots, Ltd.                                  80% Owned

        4.      Western Newco, Inc.                              100% Owned

        5.      Atomic Burrito, Inc.                             100% Owned